Exhibit 99.1

AFFYMETRIX, INC.

UNAUDITED ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR ILLUSTRATIVE PURPOSES ONLY

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The unaudited Adjusted Condensed Consolidated Statements of Operations shown below are presented for illustrative purposes only.  All reclassifications and adjustments had no impact on reported net income for any of the periods presented.  These statements illustrate what the impact would have been on the Company’s 2002 Statements of Operations as the result of two changes in the Company’s business that have occurred effective January 2003.  First, beginning in January 2003, the Company will reclassify future revenues earned from customers for custom chip design services from research revenue into product revenue due to the fact that the Company has fully commercialized its custom product offering.  Second, beginning in January 2003, the Company switched from a distributor based sales model in Japan to a direct sales model.  The impact of this change is that effective January 2003, Affymetrix will sell its products through its direct sales force at the end user price and will not record any distributor commission as a net against product revenue as it had done in 2002.  These statements do not purport to reflect what the Company's actual results would have been had the changes been implemented in January 2002.

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Revenue:
Product (1) (2)	$59,906	$60,886	$66,460	$72,595	$259,847
Revenue from Perlegen	5,971	5,615	4,868	5,105	21,559
Research (1)	403	488	374	504	1,769
License fees and royalties	3,314	5,010	2,411	1,760	12,495
Total revenue	69,594	71,999	74,113	79,964	295,670

Costs and expenses:
Cost of product revenue (3)	21,560	21,667	23,759	25,188	92,174
Cost of Perlegen revenue	5,971	5,615	4,868	4,546	21,000
Research and development (3)	15,823	16,691	15,202	17,945	65,661
Selling, general and administrative (2)	24,948	24,328	26,269	26,511	102,056
Amortization of deferred stock compensation	3,707	1,934	1,966	781	8,388
Amortization of purchased intangibles	281	281	282	281	1,125
Total costs and expenses	72,290	70,516	72,346	75,252	290,404

Income (loss) from operations	(2,696)	1,483	1,767	4,712	5,266
Interest and other (expense) income, net	(685)	(2,866)	(948)	(1,696)	(6,195)
Income (loss) before income taxes	(3,381)	(1,383)	819	3,016	(929)
Income tax provision	(200)	(201)	(200)	(100)	(701)
Net income (loss)	$(3,581)	$(1,584)	$619	$2,916	$(1,630)
Basic earnings (loss) per common share	$(0.06)	$(0.03)	$0.01	$0.05	$(0.03)
Diluted earnings (loss) per common share	$(0.06)	$(0.03)	$0.01	$0.05	$(0.03)
Shares used in computing basic earnings (loss) per common share	57,809	57,922	58,075	58,265	58,018
Shares used in computing diluted earnings (loss) per common share	57,809	57,922	59,539	60,460	58,018

(1) Product revenue and research revenue have been adjusted to illustrate the reclassification of revenues associated with the fees earned from customers for custom chip design services from research revenue into product revenue.  This reclassification amounted to approximately $1.2 million in the first quarter, $0.9 million in the second quarter, $2.2 million in the third quarter, $1.2 million in the fourth quarter, for a total aggregate of $5.5 million.

(2) In order to compare 2002 results to future results in the product revenue and selling, general and administrative expense categories, the Company has adjusted both 2002 product revenue and 2002 selling, general and administrative expense by the amount of commission actually paid to its Japanese distributor.  These expenses reflect costs associated with the Company’s business in Japan and were appropriately netted against product revenue during 2002.  Beginning in January 2003, the Company expects to record revenue from its Japanese subsidiary at the end customer sales price as all sales will be sold through Affymetrix’ Japanese subsidiary rather than through its distributor.  The Company believes, that by adjusting 2002 product revenue to reflect the end-customer sales price, an improved comparison to future product revenues will be possible. In addition, the Company believes that by adjusting 2002 selling, general and administrative expenses to reflect the commissions expense incurred, an improved comparison of future selling, general and administrative expenses will be possible. Commission expenses were approximately $1.5 million in Q1, $1.3 million in Q2, $1.3 million in Q3, $1.7 million in Q4 for a total aggregate of $5.8 million.

(3) Research and development expense and cost of product revenue have been adjusted to illustrate the reclassification of activities associated with the fees earned from customers for custom chip design services from research and development expense to cost of product revenue.  Historically, these activities had been recorded as part of research and development expense.  Beginning in 2003, the Company will classify these activities as costs of product revenue.  This reclassification amounted to approximately $0.9 million in the first quarter, $0.6 million in the second quarter, $1.5 million in the third quarter, $0.8 million in the fourth quarter for a total aggregate of $3.8 million.